Exhibit 99.1

2012 3rd Quarter Earnings Webcast Presentation October 26, 2012 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to National Penn Bancshares Third Quarter 2012 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn's Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today on National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the safe harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our third quarter 2012 earnings webcast and conference call today. I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

I am very pleased to report another solid quarter of financial performance at National Penn, as we delivered $0.17 per diluted share this quarter. We continue to be very proud of these financial results. Asset quality remains an outstanding story at National Penn, continuing to move in an overall positive direction in all categories. This strong financial performance, coupled with the strength of our balance sheet, has allowed us to return capital to our shareholders.

National Penn increased the common stock cash dividend from $0.09 to $0.10 per share for the fourth quarter. This represents the sixth consecutive increase to the dividend and I am very comfortable with the $0.10 per share level. Additionally, we continued our share repurchases in the third quarter under our authorized repurchase program announced on April 2, 2012.

We continue to have all of our National Penn team members focused on building more customer relationships, utilizing the strength of our brand. And the strength of our brand was further enhanced by our announcement on October 16th, just a week ago, when we announced our corporate relocation program, which included the following:

The relocation of our corporate headquarters to Allentown, Pennsylvania, the third-largest city in Pennsylvania and into the third-largest metropolitan statistical area, the Lehigh Valley, for the entire state of Pennsylvania. In doing this, we also announced that we are maintaining our long-term commitment to Boyertown, where we are currently headquartered. Additionally, we will be opening a new business center in the greater Reading, Pennsylvania, area.

And, while we are doing these three items, we will be simultaneously re-naming all of our divisions “National Penn.” The National Penn name will help to re-solidify not only the name, but the brand, throughout all of the markets we serve and do business in.

All of these actions will enhance employee collaboration and cross-selling, as well as support our vision of being the most highly regarded financial institution in the markets we serve. You will be hearing more about all of these intended moves throughout 2013 and early 2014 on future quarterly conference calls.

I would now like to turn the presentation over to Mike Hughes for more details on the third quarter financial performance. Mike?

Michael J. Hughes, Chief Financial Officer

Thank you, Scott.

We are going to start on slide four and, as Scott mentioned, it was another strong quarter for us as we reported earnings per share of $0.17 versus $0.15 in the prior quarter. When you look at the quarter, you see some expansion in the net interest margin, a continued focus on expenses, some successes in the fee-based businesses and asset quality continues to sustain at a very strong level.

On slide five, you can look at the ROA [return on assets] relative to our peers, and considering where we are in the economic cycle, 1.23% in the quarter and 116 basis points [1.16%] year-to-date.

Let me talk a little bit about the margin on slide six. You can see the benefit of the restructuring of the Federal Home Loan [Bank] advances, which happened mid-quarter and allowed us to offset anticipated compression that we had talked about last quarter. Margin was 3.50% versus 3.48% [in the prior quarter]. Net interest income also expands, having the benefit of one additional day in the quarter.

Before we look at the details of the restructuring charge, as we estimated at the beginning of the year, we anticipate the margin for 2012 will be in that 3.50% range.

Slide seven, and we haven't looked at the details of this before, but looking at the restructuring, it was $400 million with an average term of about five years and a rate of about 4.59%. We converted that long-term fixed rate debt to floating rate with a term of seven years. The reason for the conversion to floating rate was based upon the Federal Reserve guidance as to rates for the extended period of time, which was that they will be flat. And, as we've talked previously, we are trying to bring our ALCO [asset-liability] position more into a neutral position, although still asset-sensitive. The economics are that we take that fixed rate back to a floating rate of about 325 basis points all-in, including 90 basis points stated rate plus amortizing the prepayment penalty.

On slide eight, this is the industry issue that we have talked about a lot over the last couple of months. Consistent with the industry and the low-rate environment, asset yields are declining more quickly than deposit costs. And, if you look at slide nine, on which we take a deeper look at the liability side of the balance sheet, you can see on the red line [on the graph] the improving impact of the Federal Home Loan Bank restructuring. You can see that we also converted our pooled trust preferreds to floating rate. We no longer swap them and let them float.

As we look forward to 2013, our opportunities to mitigate margin compression based upon those reduced asset redeployment rates are twofold. One, the redemption of the retail trust preferred with a fixed rate of 7.85%. If the proposed capital regulations are finalized in their current form, we would redeem, and perhaps even if they are not, based upon the cost of that debt, we would evaluate redemption. Further evaluating the Federal Home Loan [Bank] advances is also an opportunity for us, which would require the expensing of some of the prepayment penalty, which was incurred in the August [2012] restructuring.

On slide 10, looking at loan growth, it is about 2% year-over-year. Loans increased $46 million in the quarter, about 3% annualized, but were relatively comparable on an average basis. We are balancing maintaining our risk culture versus the price, and I am talking about both credit and rate risk, of taking market share.

On slide 11 on asset quality, you can see on the upper left a significant reduction in classified loans, 21% year-over-year. Non-performing assets and OREO [other real estate owned] are relatively insignificant for a company of our size and our reserve coverages remain high.

The classifieds also decreased modestly in the quarter. If you look at the bottom of the slide, you can see that we are focused. And, as we have talked previously about our first loss is our best loss, we are shifting to trying to work these classified loans out over a longer period of time and reduce our net charge-offs, which declined from $7 million to $5 million. The provision was a flat $2 million quarter-over-quarter, so some very modest reserve release.

Next are a couple of slides we have seen before. As it relates to non-performing loans to loans, we are about half the median of the peer group shown on slide 12. And on slide 13, to the earlier point, our reserve coverage to non-performing loans is the highest of the peer group.

Looking at non-interest income, let me take a couple of minutes and talk about some of the successes we have had. We had early in the year created a focus on swap income. We believe it is a “win-win” situation for our customers and for National Penn. Customers get the benefit of fixing the rate and National Penn gets the benefit of monitoring its ALCO position appropriately. Swap income in the quarter was $1.5 million, compared to $300,000 in the second quarter [of 2012].

We also had about an $800,000 increase in mortgage income as mortgage originations increased and we sold a majority of that increase. We kept relatively the same amount of mortgage loans on the balance sheet quarter-over-quarter. About two-thirds of that volume was related to refinancing activities and that will be the driver in future quarters.

We also, looking at the line “banking - other,” have a long-term investment in an in-market SBIC [small business investment company], which harvested some investments in the quarter and resulted in a gain of $1.3 million.

As it relates to the efficiency ratio and expense management on slide 15, operating expenses were well controlled. The efficiency ratio declined to 56%, driven more by revenue enhancements as opposed to expense reductions. That is what we would like to see going forward. The increase in expense in absolute levels of about $1 million was two-fold. We had an increase in marketing expenses related to a small business loan campaign and a retail loan campaign, and that increase was about $600,000. And then, we had a reduction in force of about 10 positions that had some severance related effect on the compensation line.

On slide 16, despite many of the capital management initiatives that we have taken, we remain well, and arguably overcapitalized, inclusive of the dividend and share repurchases.

Slide 17 reviews the share repurchase. As Scott alluded to earlier, we repurchased 2.5 million shares over the first nine months, with 300,000 of that in the quarter. Our goal is, if market conditions allow, to accelerate the repurchase and buy back at least somewhat close to the levels we bought back in the second quarter.

Slide 18, as we talk about our capital management opportunities, is an overview. On the left-hand side of the slide is a proxy, if you will, for the excess capital position. This gives you perspective and we believe it is relatively reflective of the initial requirements of Basel III. You can see what we have done on the right-hand side of the slide. We have used some, but not a significant amount, of that excess capital position.

I'll conclude on slide 19. We continue to enhance holding company liquidity by taking dividends from the [National Penn] Bank to the holding company. We increased the dividend again and we feel the $0.10 per share is a strong payout. As I mentioned, we want to increase the pace of repurchases and are hopeful as we head into 2013 that M&A [merger and acquisition] opportunities in-market or in contiguous markets will present themselves.

With that, I'll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you.

In summary, on slide 20 are our strategic initiatives. We continue to execute on each of these objectives to deliver the strong financial results as we've announced today. We are excited about our branding and relocation plan as part of our focus on growing the National Penn franchise.

Moving to the National Penn name across all of our divisions will strengthen brand recognition and provide additional marketing efficiencies. In addition, the economic benefits of relocating our headquarters to Allentown's Neighborhood Improvement Zone is consistent with our focus on expense management, as well as our growth strategy. We are very pleased with the results of this quarter and our overall solid earnings trends for the year.

Our consistent financial performance and strength of our balance sheet has allowed us once again to provide increasing returns of capital to our shareholders in the form of share repurchases, as well as another increase to our cash dividend. We are well positioned to remain focused on quality loan growth, managing our net interest margin and net interest income, and utilizing the significant strength of our balance sheet to enhance long-term shareholder value.

I want to thank you and I'm now going to open the call to any questions that you might have.

QUESTION AND ANSWER SECTION

Operator: Thank you. We'll take our first question from Bob Ramsey with FBR Capital Markets. Your line is open.

Q: Bob Ramsey: With regard to the margin, remind me - the FHLB restructuring took place in the middle of the quarter, right? So, you are apt to see a little bit of full-quarter benefit from that transaction next quarter as well?

A: Michael J. Hughes: That is correct. We think that the improvement in the margin on an annualized basis is about 10 basis points. We saw about five basis points of that in the quarter, but generally, there are other things as we talk about asset redeployment rates going against you in the quarter. So, I wouldn't incrementally add the five basis points. Our goal is in the fourth quarter to keep this margin relatively in the same range that it is in.

Q: Bob Ramsey: Okay. That makes sense. As we look a little further down the road into next year, it would be safe to assume that like the rest of the industry the trend will be down several basis points a quarter until the rate environment changes?

A: Michael J. Hughes: The two opportunities we have, which I mentioned, are the redemption of the retail trust preferred and the continuing evaluation of the Federal Home Loan [Bank] advances. We are going through the budget process and looking at 2013, but we are not at a point yet where we're going to talk specifics. But, our capital base, the strength of our balance sheet, and those two opportunities may help us mitigate some anticipated margin compression.

Q: Bob Ramsey: Okay, great. And then, I know you mentioned in the introductory comments that if market conditions allow, you would like repurchase activity to look more like the second quarter than the third. Is that a question of volume or is it a question of price, and when you say “if market conditions allow”, what are you looking for in terms of market conditions?

A: Michael J. Hughes: It's probably more a function of price, and if you look at where we bought back, it's in the $8.60-$8.70 range. Without giving specific guidance, we may be a little bit more aggressive as it relates to what price we buy it back.

Q: Bob Ramsey: Can you talk a little bit about loan demand? You did have some nice loan growth this quarter. I'm curious with your commercial clients, are they a little bit more apprehensive toward quarter end about the “fiscal cliff” and is most of the growth still a game of market share gain? What are you hearing and seeing from your clients?

A: Scott V. Fainor: The markets we serve in Pennsylvania are still sluggish as to the economy, and our customers across the board are still sensing uncertainty within the marketplace. Our pipelines are in a strong position. We feel comfortable with the quality of the customers and the loan diversity that we are continuing to convert to closed business and that's a good thing. But, most of it is coming from taking it from competitors and not from current customers increasing growth through new projects.

Operator: We'll take our next question from Frank Schiraldi with Sandler O'Neill & Partners. Your line is open.

Q: Frank Schiraldi: On the corporate relocation program, I wonder if you could share with us what sort of expenses you expect tied to that and the timing of those as well?

A: Scott V. Fainor: The corporate relocation plan was done because we had an opportunity with the City of Allentown and the Neighborhood Improvement Zone that we talked about in the press release last week and further today. The tax incentives in the downtown City of Allentown that are being granted through the city and the state of Pennsylvania to landlords helps in that they are able to reduce the overall lease expense to corporations and/or institutions that want to relocate there.

We said in the press release that the expenses related to the overall move would be immaterial to our expense base currently. Any one-time type moving costs would probably be minimal and be associated with the end of 2013 with our move to the greater-Reading market, and then in the middle of 2014 with our move to Allentown. So, we are doing all of this by using the tax incentives that were available to the landlords and I think any expenses we have are going to be immaterial to the expense base.

Q: Frank Schiraldi: Mike, what is the thinking on potentially redeeming the trust preferred? What is the thinking in terms of whether you would re-lever with borrowings?

A: Michael J. Hughes: We are looking at that. I believe we have the ability of not doing that, but simply redeeming, as I mentioned. We have taken already around $140 million to $150 million in dividends up from the [National Penn] Bank to the holding company. We had approval yesterday or the day before to take another $75 million. So, we have $150 million at the holding company now and I would anticipate we would have something like $225 million. Whether we do more incremental debt or other sources, I think it goes to the trust preferred redemption in conjunction with a share repurchase. But, we have adequate liquidity. It's the trade-off between a shorter-term and longer-term view. When you look at where this financing could be done in the current rate environment, you may think the economics are compelling, but we are evaluating.

Q: Frank Schiraldi: What's the best way to look at the “other income” line as I think, Mike, you mentioned that there was a gain in there of $1.3 million? Is simply taking that out and using that run rate going forward a good way to look at it?

A: Michael J. Hughes: There are couple of thoughts there. To your point, the $1.3 million, although it is recurring on an annual basis, is volatile on a quarter-to-quarter basis. We would not anticipate seeing something like that in the fourth quarter. The two other significant benefits we had were swap income and gain on sale of mortgages. We believe that market will continue to be strong, but be influenced to a great extent, as we said, with refinancing activity. We think we'll have another solid quarter, but it is too early to call whether it is the same magnitude or not. Regarding the swap income, we have had a focus on that and believe that's a “win-win.” But, there is some Dodd-Frank legislation related to a qualified counterparty on some of these swaps and we will have to see how that plays out. Generally, I would say we believe that mortgage income and swap income will be relatively stronger in the [fourth] quarter.

Q: Frank Schiraldi: So in the fourth quarter, you expect them to be stronger?

A: Michael J. Hughes: Stronger than the second quarter levels and we will see how they play out relative to third quarter levels.

Q: Frank Schiraldi: And I think you did, but could you break out what was the swap income?

A: Michael J. Hughes: Swap income was $1.5 million. You can see the mortgage banking income on that line of $2.3 million.

A: Scott V. Fainor: Frank, I'll just add to Mike's comments that all of the teams in the marketplace, which include our commercial and retail bankers, are focused on more mortgage referrals. On the commercial side, they are all focused on more commercial loans where we have the opportunity with customers to put swaps in place.

Operator: We'll take our next question from Damon DelMonte with KBW. Your line is open.

Q: Damon DelMonte: On the expenses, this time more directed towards Mike, could you quantify a couple of the items that you mentioned that are not necessarily recurring, but are operating this quarter?

A: Michael J. Hughes: The marketing expense related to the small business program was $600,000 and the severance related to the modest reduction in force was about $300,000 to $400,000. So, when you look at it quarter-over-quarter, with some pluses and minuses in other items, those two I would point out as the difference in the run rate.

Q: Damon DelMonte: To circle back on the non-interest income, you had the equity in the unconsolidated investments, that was $1.3 million this quarter. That's kind of a lumpy line item. How do we think about that going forward?

A: Michael J. Hughes: You're right Damon, it is a lumpy line item, because it is reflective of when those underlying investments are harvested. National Penn has been invested in that SBIC since, I believe, 1997. The internal rate of return on those funds has been in the mid-teens. So it's been a good investment for us, and we continue to believe it will be, but there will be some volatility in the quarterly earnings when and if those investments are harvested. So, if you look back over the last several years, there is always a quarter or two where you have something, but difficult to predict.

Q: Damon DelMonte: In regards to your capital level, have you given any thoughts to doing a special dividend, especially toward the year end as we approach potential changes to the tax codes?

A: Michael J. Hughes: We think about that, but it really doesn't rise to the top of the list when you obviously look at the ability to enhance earnings per share either through the redemption of trust preferreds or stock buyback and continue to evaluate that, as well as the acquisition side. So we would not dismiss it, but we would say it is not a priority.

Q: Damon DelMonte: Regarding M&A, Scott, could you remind us about what you look for in the size of a bank, your parameters from low to high, and also geographically?

A: Scott V. Fainor: We said geographically that we would be looking for banking companies and wealth management and insurance firms, within the markets we serve or in contiguous counties, which in some cases flows over into other states, New Jersey, Delaware, and Maryland. We believe in these geographies we can get more expenses out, helps us to move forward with better accretion to our financial position. In regards to size, we said greater than $500 million in assets and with a range of $500 million in assets up to $5 billion. The relative size, relative risk, and in-market geography, all end up working for us.

Operator: We'll take our next question from David Darst with Guggenheim Securities. Your line is open.

Q: David Darst: Mike, a couple more questions on the capital structure and the holding company cash. So, if you have the $225 million at the holding company, the retail trust preferred you want to pay off is the $63 million, $64 million. Your retained earnings are going to be $8 million or $10 million a quarter, $75 million buyback a year, maybe $150 million over two years gets you 10% of the market cap. But, then if you de-lever from the trust preferreds and some of the FHLB borrowings, you're still going to be left with a significant amount of capital.

So, as you're thinking about M&A, are you planning to look at a troubled institution where you can use your capital to recapitalize it and leverage your balance sheet that way? Or, are you thinking about deals that are healthy banks where you probably don't eat into excess capital and then you go from there to continue to buyback?

A: Michael J. Hughes: David, I would say we would think about both. We would lean probably more to a non-troubled company, provided that if we looked at a troubled institution that we had the capital to address the issues upfront. When Scott talked about relative risk, we weren't anticipating we would see a target that had the same balance sheet as ours and that we thought with our capital position we could leverage in. I go back to your earlier comments. When we run the math and start looking at pushing that capital up, redeeming the trust preferred, completing the buyback, and keeping the dividend, we don't think that we accumulate a tremendous amount of excess cash and/or capital at the holding company and we lever this position back over time.

Q: David Darst: So, could we assume the buyback could run three or four years, or do you think you could get there faster?

A: Michael J. Hughes: I would say that is another fair point. I know in your example you said that we completed this buyback and went to another buyback. The regulatory environment still is what it is. We have a very good relationship with our regulators. But, I would anticipate that if we did a couple of these things, like complete the buyback program, do the trust preferreds, we will just evaluate things sequentially or consecutively.

A: Scott V. Fainor: On slide 19, as Mike explained just now and earlier in his comments, if you look at all of our capital management steps that we could take, each one of them has the ability for us to deploy excess capital and put us in a very good position for future financial metrics. We have more options and more flexibility than others with the strength of our balance sheet and that is going to help us manage and navigate through this slow economy and this low interest rate environment. It provides us with a lot more flexibility and opportunity than our peers.

A: Michael J. Hughes: Back to the M&A side, it also gives you the opportunity, whether troubled or not, to put more cash in a transaction as opposed to stock, which would enhance the earnings per share and leverage the capital base.

Q: David Darst: Could you talk about the sustainability of the swap income and your commercial real estate pipeline?

A: Michael J. Hughes: I'll speak to the swap income. We believe we had a very strong quarter and we are hopeful that we can keep those levels up. As I said to Frank earlier, we are not opining or estimating that we can keep them at the same current level. We have some impact from this new Dodd-Frank legislation. But, rates are low and commercial real estate is a place where we do a fair amount of these swaps because the borrowings tend to be longer in nature. So we've got a good start on the quarter, but we'll see how it plays out.

Operator: We'll take our next question from Chris Marinac with FIG Partners. Your line is open.

Q: Chris Marinac: Mike, you made the comments, and alluded to this earlier in your remarks, that you would continue the buyback. If we have a scenario where the company does not do an acquisition, but continues on the same path that it has of making money and buying back shares, it's still attractive for you to do this financially. So, you are ways away from where it's not attractive. I just want to clarify that.

A: Michael J. Hughes: I think that's true. When you look at the excess capital position, we say that none of these are exclusive of the other. So, to the extent we redeem the trust preferred or complete the buyback, when you look at M&A, I certainly don't think it precludes that. When you think about banking M&A, per se, most of the time these are substantially mostly stock deals, so you're issuing equity into the deal. So, I believe our balance sheet is a competitive advantage. The strength of the balance sheet is obvious, we have a lot of alternatives to managing capital and one doesn't preclude the other.

Q: Christopher Marinac: Would you still characterize this market as a buyers' market from an M&A perspective?

A: Michael J. Hughes: That's interesting. There has been so little activity, that is tough to opine on. Our hope is that as people or institutions evaluate partnering with someone, they would look at the quality of the paper as a differentiating factor. We believe that when you look at National Penn, that the quality of this paper may get you a competitive advantage. But, whether it is a buyers' or sellers' market, Chris, I'm not sure I have a thought on that.

A: Scott V. Fainor: We have said in previous conference calls that there are more conversations. Certainly the longer that the lower interest rate scenario and the economy plays out, it is going to put more pressure on other banking companies. Hopefully, from our standpoint with our capital position and the strength of currency, that gives us more of an ability to be an acquirer of choice and to participate in the consolidation of the industry when it starts to heat up.

Operator: We'll take our next question from Mac Hodgson with SunTrust Robinson Humphrey. Your line is open.

Q: Mac Hodgson: On the dividend, you've done a great job of getting the regular dividend up over the last several quarters, now over a 50% payout. Just curious if you feel like there is still room to get the regular dividend to a higher payout ratio or if you're hitting the ceiling here and you'll obviously rely more on the other options with capital deployment?

A: Scott V. Fainor: First of all, I had said in my comments that I'm comfortable with the $0.10 level. It comes back to the strength of our capital base. Our earnings power has been evidenced by what we have talked about today and over the last several quarters. Asset quality with where it is, is helping our long-term financial strength. The dividend at $0.10, and the increases that we've had, speak to the confidence that we have.

We are going to manage capital, as we have stated throughout this presentation, in many different ways. With respect to mergers and acquisitions, we are hoping to participate in the consolidation, we are confident of that. The share buybacks, we will continue to keep looking at, at varying levels. And, we are going to continue to evaluate the dividend every quarter, as well as other balance sheet management techniques that Mike spoke about. So, we are quite comfortable at $0.10. The earnings power of National Penn for the quarter was excellent.

Q: Mac Hodgson: Mike, as we think about the Federal Home Loan Bank advances that you've restructured, and you've got the option to pay them off next year, you mentioned having to pay some of the penalty if you exercise that. Could you quantify what the charge would be if you decide to go through with that?

A: Michael J. Hughes: If we decided to expense them, and we expensed them all, it is in about the $0.25 per share range.

Q: Mac Hodgson: What would be the reason - obviously you take a hit to book value and you give up some funding - but what will be the reason to hang on given the environment we're in with not a whole lot of loan growth? Just kind of curious how you weigh the options?

A: Michael J. Hughes: That is a fair question. If this economic and rate environment persists and the way we structured them is so we didn't have any incremental prepayment penalty and we have an option in the first and second quarter. We are not here today to tell you we are going to do that. If your question is, do you lean more towards doing it than not, we probably lean more towards doing it.

Q: Mac Hodgson: Then if I think about the core margin, outside of the restructuring potential, repayment and then also on the trust preferred, it seems like if I'm doing the math right, the core NIM [net interest margin] pressure is in the three to five basis point range. Is there any reason to think that will accelerate as we get into the next year? I'm just trying to think through as I weigh the offsets and the core pressure.

A: Michael J. Hughes: It is probably fair that the core NIM compression is modest in the single-digit basis point range. As I said, we are moving through the budget and we are not really forecasting margins for 2013, but I don't see anything that would significantly change that outlook.

Operator: We'll take our next question from Matt Schulteis with Boenning and Scattergood. Your line is open.

Q: Matt Schultheis: Actually, my question was answered, so thank you very much.

Operator: We'll take our next question from Matthew Kelley with Sterne Agee. Your line is open.

Q: Matt Kelley: I was wondering if you could talk about where you see reserve coverage trending over the next year. I mean some stabilization just in the classified and non-performers and you have a pretty big reserve out there. It's come down a little bit, but where is that trending as credit continues to heal?

A: Michael J. Hughes: As we have talked about in previous quarters, Matt, we really don't look out and forecast reserve levels. You can see what we have done over the last two years and we have released reserves. When you look at the classified loan trends, the non-performing trends, and loan growth being relatively static, it gave us the opportunity to do that. We don't have any guidelines as to a reserve to loans or coverage. We think every loan portfolio is different.

We understand that as a proxy on public companies you can look at coverage of non-performing loans or percentage of reserves, but we are very focused on that. We feel very comfortable with it. You can see what we have done historically and, as I said in my comments, we are looking at reducing charge-offs to hopefully mitigate future reserve release, but we will evaluate it on a quarter-by-quarter basis.

Q: Matt Kelley: Then just looking at loan growth, when you look at pipelines and talk to your customers, do you think you can see some acceleration from the 2% to 3% annualized run rate we've been on over the last couple of quarters?

A: Scott V. Fainor: There is still uncertainty as we come toward the end of this year with the debt ceiling, the election, and tax rates. Most of our customers are just waiting to see if some of that certainty can be put in place.

As I said earlier in my comments, I am very pleased with the loan pipelines across all of our business lines. But, most of it is coming from competitors. It is first class in quality and we have converted a lot of that this year to new business and new relationships. I still believe that loan growth of the highest quality nature which we are booking is going to be slow to develop at least as we go into the early stages of 2013.

Q: Matt Kelley: On the expenses, what is the cost estimate on the rebranding effort across the franchise?

A: Michael J. Hughes: I would say again that we don't anticipate anything significant there. We will change signs, which are capitalized and depreciated over time. But, we would see something in the hundreds of thousands rather than millions [of dollars].

A: Scott V. Fainor: We will be going through the re-naming of the final divisions in the beginning of 2013. Then we will have the relocations that will take place at the end of 2013 and towards the middle of 2014. All of this is in our financial modeling. Because of the tax incentives and because of the way that we have structured this, all of these moves are immaterial to our overall expense base.

Q: Matt Kelley: Okay. And then, what should we be using for a tax rate?

A: Michael J. Hughes: The tax rate, if you look historically and this quarter, pushes 25% and we believe that the tax rate in the mid-20s[%] is appropriate.

Operator: We'll take our next question from Jason O'Donnell with Merion Research. Your line is open.

Q: Jason O'Donnell: With respect to the improved growth you're seeing in the CRE [commercial real estate] arena, can you give us some detail around what's driving the pickup there? And, are you stealing share from some of the largest players in the market? And, to what degree is it a function of small business lending versus middle market companies?

A: Scott V. Fainor: The commercial real estate growth that we had in the quarter is consistent with what we have had throughout all of 2012. It has been high-quality commercial real estate in the multi-family segment and it has been strong cash flowing, Tier 1, “A-rated” borrowers, with very good support from sureties. So, credit quality has been excellent there and it has been taken from large bank competitors. Much of this is happening because, if you remember in previous quarterly conference calls, we talked about our hiring up to 30 people, 10 in our wealth management area and the other 20 as high performing relationship managers in the commercial and commercial real estate segment, as well as credit officers. These people all came from larger banks. They have been able to bring portfolios of customers and these are high-quality customers that we are proud to have doing business with National Penn.

Q: Jason O'Donnell: I think I may have missed this, but can you give some detail around the linked-quarter increase in the “other operating income” line? Is that purely a function of reduced OREO expense or were there other drivers in there?

A: Michael J. Hughes: The “other operating income” is reduced OREO expense of about $1 million and then the increases are swap income of about $1.5 million, or a $1.2 million gain quarter-over-quarter, and the gain on the SBIC investment fund of about $1.3 million.

Operator: We'll take a follow up from Bob Ramsey with FBR Capital Markets. Your line is open.

Bob Ramsey: I wanted to touch base on tax. I think you were asked by someone else and you said you expect something in the mid-20s[%]. I was just wondering if you could be a little more precise and talk about with the headquarters move, how that will affect your tax rate because I think there are some benefits there.

Michael J. Hughes: When Scott referred to the tax benefits, that is not an income tax that you see on that line. And, in fact, you won't see that anywhere in our financials because what it does is net reduce the lease payment. So that will not impact that tax line. The color on the tax line is, as we increase profitability, because our permanent differences, i.e., our tax-free income, BOLI [bank-owned life insurance] income and tax-free loan income are relatively constant, the tax rate goes up somewhat. But, you are looking at 23%, 24%, 25% quarter-over-quarter.

Operator: We'll take our next follow up from Mac Hodgson with SunTrust Robinson Humphrey. Your line is open.

Mac Hodgson: I just wanted a clarifying follow up question on the FHLB again. So, the $400 million that you restructured and you've got the option to call the debt in the first half of 2013. Is that right?

Michael J. Hughes: Correct.

Mac Hodgson: And you said it would be a $0.25 hit, which I think pre-tax that's close to $60 million. Is that right?

Michael J. Hughes: That's correct, in that range.

Mac Hodgson: If I think about your options to fund that, you've obviously got some cash. I'm assuming you look to sell some securities to offset the loss?

Michael J. Hughes: We really haven't gotten that far, Mac, to say what we're going to do if we do it, but I would not anticipate that if we decided to restructure the liability side of the balance sheet there would be much harvesting of securities that had a gain.

Operator: It appears that we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

I want to thank everyone for joining the call today. We appreciate all of your questions. It was a great quarter for National Penn and we wish all of you a great rest of the afternoon and weekend. Thank you very much.

Operator: This concludes today's presentation. You may disconnect at anytime. Have a wonderful afternoon.

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